Exhibit B

                                             February 24, 1995


          YPF Sociedad Anonima
          Avenida Pte R. Saenz Pena 777
          1364 Buenos Aires, Argentina


          Ladies and Gentlemen:

                    You ("Sponsor") have advised The Chase Manhattan Bank
                          -------
          (National Association) ("Chase" and, together with its
                                   -----
          affiliates, the "Chase Entities") that you propose to acquire the
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          company which we have code-named Cowboy (the "Target") in a
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          transaction pursuant to which a newly-formed indirect subsidiary of Sponsor (the "Company") will make a cash tender offer (the
                           -------
          "Tender Offer") for all of the issued and outstanding shares of
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          common stock of Target (the "Target Shares").  All of the capital
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          stock of the Company will be owned by a newly-formed corporation
          ("Holdings") and all of the capital stock of Holdings will be
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          owned by Sponsor.


                    We understand that the Tender Offer is to be
          conditioned upon, among other things, there being validly tendered prior to the expiration of the Tender Offer, and not withdrawn, Target Shares representing not less than 50.1% (on a fully diluted basis) of the outstanding Target Shares and the Target's outstanding $4.00 Cumulative Convertible Preferred shares (the "Voting Preferred Shares"), but in an amount not less
                       -----------------------
          than the number of Target Shares and Voting Preferred Shares required to permit the Merger referred to below to occur promptly.


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                                        - 2 -


                    As promptly as practicable following the purchase of Target Shares pursuant to the Tender Offer (the "Tender Offer
                                                           ------------
          Closing"), the Company will merge (the "Merger" and, together
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          with the Tender Offer, the "Acquisition") with and into Target
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          pursuant to an agreement of merger (the "Merger Agreement") to be
                                                   ----------------
          entered into by Target, the Company and Sponsor prior to the commencement of the Tender Offer. By virtue of the Merger, the holders of Target Shares (other than the Company and the stockholders of Target who perfect their appraisal rights under Delaware law) will be entitled to receive cash in an amount equal to the price paid for each Target Share pursuant to the Tender Offer.


                    Sponsor has requested that senior financing aggregating up to U.S. $800,000,000 (the "Senior Facilities") be made
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          available to Sponsor, the Company and the other entities
          specified in the Term Sheets referred to below to provide financing for (i) the actual purchase price of the Target Shares,
          (ii) fees, commissions and expenses incurred and paid by Sponsor or the Company in connection with the Acquisition in an aggregate amount not in excess of U.S. $35,000,000 and (iii) poison pill and golden parachute payments payable by Target in connection with the Acquisition and paid by Sponsor or the Company. Sponsor agrees that total funds of up to U.S. $800,000,000 are required to consummate the Acquisition and related transactions and that no external debt financing will be required for such purposes other than the Senior Facilities.


                    Chase is pleased to offer to commit to provide the full amount of the Senior Facilities, all on the terms conditions set forth herein, in the Term Sheets attached hereto as Exhibit A and Exhibit B (collectively, the "Term Sheets") and in the letter of
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          even date herewith addressed by Chase to Sponsor providing, among other things, for certain fees relating to the Senior Facilities (the "Fee Letter"). Subject to terms and conditions set forth
                ----------
          herein and in the Fee Letter, U.S. $200,000,000 will be made available to Sponsor pursuant to the terms and conditions set forth in Exhibit B and up to U.S. $600,000,000 will be made available to the Company, Target and the borrowing subsidiaries of Target pursuant to the terms and conditions set forth in


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                                        - 3 -


          Exhibit A. Chase reserves the right to syndicate directly or through one or more of Chase Securities, Inc., Chase Investment Bank, Ltd. and Chase Manhattan Asia Limited (collectively with Chase, the "Chase Participants")), all or a portion of the Senior
                      ------------------
          Facilities on the same terms and conditions as are set forth herein and in the Term Sheets (other than with respect to rights and obligations which relate only to Chase) to a group of banks and/or other financial institutions acceptable to Chase (including Chase, the "Lenders") and the Sponsor. Chase shall be
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          relieved of its obligation to provide the Senior Facilities to the extent that at any time Sponsor accepts the written offers of Lenders other than Chase to provide a portion of the Senior Facilities (such acceptance not to be unreasonably withheld or delayed). Chase agrees that at all times subsequent to the initial extension of credit under the Senior Facilities and prior to the date which is three days following the consummation of the Merger, Chase and its affiliates will hold an aggregate of not less than 20% of the aggregate principal amount of the Senior Facilities.


                    Chase has submitted this letter after reviewing certain historical financial statements relating to Sponsor and its subsidiaries and Target and its subsidiaries and certain other information provided to Chase by Sponsor. Chase may terminate its obligations under the preceding paragraph to provide the Senior Facilities if (the conditions set forth in clauses (i) through (xi) below, collectively the "Conditions"): (i) the
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          terms of the proposed Tender Offer or Merger are changed in any respect determined by Chase to be material; (ii) (a) any information with respect to Midgard Energy Company, Natomas Energy Company, Maxus Northwest Java, Inc. or Maxus Southeast Sumatra Inc., or the ability of such subsidiaries to engage in the transactions contemplated by Tranche 2 or Tranche 3 (as defined in the Term Sheets) submitted to Chase in writing proves to have been inaccurate, incomplete or misleading in any respect determined by Chase to be material with respect to each of such subsidiaries taken as a whole or (b) any other information, taken as a whole, submitted to Chase in writing proves to have been inaccurate, incomplete or misleading in any respect determined by Chase to be material, in each case, other than any such


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          information which, at the time of delivery, Sponsor indicates in writing is inaccurate; (iii) any change occurs after September 30, 1994, or any additional information is disclosed to or discovered by Chase or its counsel, which Chase deems materially adverse, in respect of the condition (financial or otherwise), business, operations, assets, nature of assets or liabilities of any of (a) Sponsor and its subsidiaries (taken as a whole) (which shall include, without limitation, the investment ratings of any of the Sponsor's securities being downgraded or being put on "credit watch" or "credit review" with negative implications by any nationally recognized statistical rating organization), (b) Target and its subsidiaries (taken as a whole) or (c) the intended Target borrowing subsidiaries or any of their respective subsidiaries (which shall include, without limitation, the investment ratings of the government of Indonesia being downgraded or being put in "credit watch " or "credit review" with negative implications by a nationally recognized statistical rating organization at any time after the consummation of the Merger); (iv) any of the fees payable to Chase pursuant to the Fee Letter are not paid when due; (v) any condition to Chase's obligations set forth herein or in the Term Sheets cannot be satisfied; (vi) (a) to the extent the Merger Agreement and Tender Offer are not executed in the forms of "the Andrews & Kurth Mark-Up 1/27/94" furnished to Chase, unless Chase has approved the changes from such draft or (b) the executed Merger Agreement or Tender Offer (or other key acquisition documents) are modified subsequent to the "the Andrews & Kurth Mark-Up 1/27/94" furnished to Chase or waived in any respect determined by Chase to be material, unless approved by Chase; (vii) the Tender Offer conditions have not been satisfied in any respect determined by Chase to be material without modification or waiver, unless approved by Chase; (viii) Chase determines that any litigation or other proceedings seeking to enjoin or in any way modify or affect the Tender Offer or the Merger has a material adverse effect on the Merger, the Tender Offer, the Company, the Target or any of their respective subsidiaries or any of the Senior Facilities; or (ix) any of Sponsor's or Target's existing debt, preferred stock documents or other written contractual arrangements prohibit the Acquisition or the borrowings or security interests under any of the Senior Facilities or


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                                        - 5 -


          otherwise adversely affect the consummation of the transactions contemplated hereby, unless the provisions of such documents or arrangements which prohibit the consummation of such transactions have been waived or modified to the satisfaction of Chase (Sponsor has represented to Chase that no such prohibitions exist with respect to Sponsor or any of its subsidiaries). In addition, Chase's obligations under this letter are subject to the negotiation, execution and delivery of mutually satisfactory financing and security documentation reflecting, without limitation, the provisions of the Term Sheets.


                    Sponsor hereby indemnifies and holds harmless each of the Chase Participants and the other Lenders and each director, officer, employee and affiliate thereof (each, an "indemnified
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          person") from and against any and all losses, claims, damages,
          ------
          liabilities (or actions or other proceedings commenced or threatened in respect thereof) and reasonable expenses that arise out of, result from or in any way relate to this letter, the Term Sheet or the Fee Letter, the use or intended use of the Senior Facilities, or in connection with the Acquisition or the other transactions contemplated hereby or the provision or syndication of the Senior Facilities, and Sponsor hereby agrees to reimburse each indemnified person, upon its demand, for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent finally determined by a court of competent jurisdiction to be incurred directly and primarily by reason of the gross negligence or willful misconduct of such indemnified person; provided,
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          however, Sponsor shall not be required to pay for more than one
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          counsel for all indemnified parties in any single jurisdiction unless such indemnified parties have conflicting interests. Neither any Chase Participant nor any other Lender shall be responsible or liable to the Sponsor, the Company, Holdings or any other person or entity for any consequential damages that may be alleged as a result of this letter or any other transaction referred to herein. In addition, Sponsor hereby agrees to


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                                        - 6 -


          reimburse Chase from time to time upon Chase's demand for Chase's reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses, appraisal fees and printing, reproduction, document delivery, communication, publicity and travel costs) incurred in connection with this letter and the other transactions contemplated hereby (including, without limitation, the syndication of the Senior Facilities and the preparation, review, negotiation, execution and delivery of this letter, the Term Sheet, the Fee Letter, the definitive financing agreements and the other documents relating to the Senior Facilities and/or the Acquisition) in accordance with a budget (as to legal expenses) and guidelines to be agreed upon by Sponsor and Chase. Sponsor's obligations under this paragraph shall survive any termination of the obligations of Chase under this letter and shall be effective regardless of whether the definitive financing agreements are executed. The foregoing provisions of this paragraph shall be in addition to any rights that any of the Chase Entities or any other indemnified person may have at common law or otherwise.


                    This letter is delivered to Sponsor upon the condition that, prior to its acceptance of this offer, neither the existence of this letter, the Term Sheets or the Fee Letter nor any of their contents shall be disclosed by it without the prior written consent of Chase except (a) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law, (b) in connection with any enforcement by Sponsor of its rights under this letter agreement, (c) on a confidential and "need to know" basis, to its directors, officers, employees, advisors and agents or (d) on a confidential and "need to know" basis, to the Target, its directors, officers, employees, advisors and agents. If Sponsor makes or permits any such disclosure in violation of this paragraph, Sponsor shall be deemed to have accepted and agreed to this letter and the Term Sheets and be obligated to Chase as provided herein and therein. Sponsor further agrees that after it has accepted this offer it will not disclose the Term Sheets, or any documents referred to in the Term Sheets or its contents except as permitted under clause (a), (b), (c) or (d) of the first sentence of this paragraph.


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                                        - 7 -


                    In accordance with market practice, an information package containing relevant information relating to the Senior Facilities, Sponsor and Target and their respective subsidiaries, the Acquisition and the other transactions and entities referred to herein and in the Term Sheets will be provided, on a confidential basis, by Sponsor to potential lenders and participants. Chase will be pleased to assist Sponsor in the preparation of this package. Sponsor and the Company will cooperate with Chase in effecting the syndication of the Senior Facilities (including participation by officers requested by Chase (which may include the Chief Executive Officer and the Chief Financial Officer of the Sponsor) in "roadshows" or other meetings with potential lenders and participants).

                    Sponsor acknowledges that the Chase Entities may be providing debt financing, equity capital or other services (including financial advisory services) to other persons or entities in respect of which Sponsor or its affiliates may have conflicting interests. None of the Chase Entities will use confidential information obtained from Sponsor or its affiliates by virtue of the transactions contemplated by this letter or their other relationships with Sponsor and its affiliates in connection with the performance by any such Chase Entity of services for other companies, and nor will any Chase Entity furnish any such information to any person or entity other than a Chase Participant; provided that nothing herein shall limit the
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          disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders or Chase, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which any one or more of the Lenders or Chase is a party, or
          (vi) to any Lender (or prospective Lender) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to Chase a confidentiality agreement containing the provisions set forth in this sentence. Sponsor also acknowledges that none of the Chase Entities have any obligation to use in connection with the transactions contemplated by this letter, or to furnish to Sponsor or any of its affiliates, confidential information obtained from any such person or entity.


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                                        - 8 -


                    Sponsor agrees that, after it has accepted this offer and so long as this commitment is in effect, it will not accept or solicit any offer or commitment from, or execute any agreement with, any other potential source of the financing for the Acquisition (other than the Senior Facilities), without Chase's prior written consent (which consent shall not be unreasonably withheld). In addition, from the date of the delivery of this letter until the earliest of (i) August 5, 1995, (ii) the completion of the general syndication of the Senior Facilities and (iii) such date as Chase shall inform Sponsor that it will not provide any of the Senior Facilities, Sponsor agrees that it will not accept or solicit and will not permit any of its subsidiaries or affiliates over which it exercises control to accept or solicit any financing for Sponsor or any of its subsidiaries or affiliates other than (a) usual and customary bilateral lines of credit and pre-export financing incurred in the ordinary course of business and (b) secured export notes (SEN's) in an aggregate amount not to exceed U.S. $500,000,000 so long as in the case of the SEN's, Sponsor agrees to consult and work with Chase to coordinate such offering so that it will not interfere with the syndication of the Senior Facilities.

                    Chase shall have the right to review and approve all public announcements and filings made by Sponsor or its affiliates relating to the Acquisition or the other transactions contemplated hereby that refer to the Senior Facilities or to Chase or the other Lenders before they are made (such approval not to be unreasonably withheld).


                    Chase's offer set forth in this letter will terminate at 5:00 p.m. (New York City time) on February 28, 1995 unless Sponsor accepts this letter and the Fee Letter at or prior to that time by (a) signing and returning to Chase counterparts of this letter and the Fee Letter and (b) paying to Chase the fee required by the Fee Letter to be paid on such acceptance.
          Chase's commitment under this letter, if accepted by Sponsor, will in any event terminate at 5:00 p.m. (New York City time) on April 5, 1995 if the initial extension of credit under the Senior Facilities shall not have occurred prior to such time.


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                    Sponsor consents to the non-exclusive jurisdiction of
          any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof, and waives any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this letter agreement, the Term Sheets and the transactions contemplated hereby and thereby. Sponsor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this letter agreement, the Term Sheets, the Fee Letter and the transactions contemplated hereby and thereby in such courts whether on grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Sponsor agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon Sponsor and may be enforced in any court to the jurisdiction of which Sponsor is subject by a suit upon such judgment. Notwithstanding the foregoing, any suit, action or proceeding brought in connection with this letter agreement, the Term Sheets, the Fee Letter or the transactions contemplated hereby or thereby, may be instituted in any competent court in Argentina.


                    If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder to Chase, any Lender or any indemnified person in U.S. Dollars into another currency the rate of exchange used shall be that at which in accordance with normal banking procedures such party could purchase U.S. Dollars with such other currency in New York City on the business day in New York next preceding the day on which final judgment is rendered. The obligation of Sponsor in respect of any sum payable hereunder by it to Chase, any Lender or any indemnified person shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than U.S. Dollars, be
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          discharged only to the extent that on the business day in New
          York next following receipt by such payee of any sum adjudged to be so due in the Judgment Currency such payee may in accordance with normal banking procedures purchase and transfer to New York U.S. Dollars with the Judgment Currency; if the amount of U.S.


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                                        - 10 -


          Dollars which could have been so purchased and transferred is less than the sum originally due to Chase, any Lender or any indemnified person, as the case may be, in U.S. Dollars, Sponsor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such payee against the deficiency.


                    To the extent that Sponsor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process, Sponsor hereby waives such immunity and agrees not to assert, by way of motion, as a defense or otherwise, in any suit, action or proceeding the defense of sovereign immunity or any claim that it is not personally subject to the jurisdiction of the above-named courts by reason of sovereign immunity or otherwise, or that it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property or from attachment either prior to judgment or in aid of execution by reason of sovereign immunity.


                    This letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement, and this letter, the Term Sheet may not be assigned by Sponsor without the prior written consent of Chase and may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by Chase and Sponsor. No person or entity (including, without limitation, Target and its affiliates) other than the parties hereto shall have any rights under or be entitled to rely upon this letter. This letter, the Fee Letter and the Term Sheets shall be governed by and construed in accordance with the law of the State of New York.


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                    We look forward to working with Sponsor to complete
          this transaction.

                                        THE CHASE MANHATTAN BANK
                                          (NATIONAL ASSOCIATION)


                                        By____________________________
                                          Title:
          ACCEPTED AND AGREED:

          YPF SOCIEDAD ANONIMA


          By____________________________
            Title:
          Date:_________________________